As filed with the Securities and Exchange Commission on May 18, 2026.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S‑8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEARWATER PAPER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3594554 (I.R.S. Employer Identification No.)

601 West Riverside, Suite 300 Spokane, Washington (Address of Principal Executive Offices)	99201 (Zip Code)
Clearwater Paper Corporation 2026 Stock Incentive Plan
(Full title of the plan)
Marc D. Rome
Senior Vice President, General Counsel
and Corporate Secretary
Clearwater Paper Corporation
601 West Riverside, Suite 300
Spokane, Washington
(509) 344-5900
(Name, address and telephone
number of agent for service)
Copy to: Justin D. Hovey, Esq. Veronica T. Nunn, Esq. Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, CA 94111 (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer ,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer ☒
Non-accelerated filer	Smaller reporting company Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Part I
Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
________________________________
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Part II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:
(1) The Registrant’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2025 filed with the Commission on February 18, 2026;
(2) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the Commission on April 28, 2026;
(3) The Registrant’s Current Report on Form 8-K filed with the Commission on May 12, 2026; and
(4) The description of the Registrant’s Common Stock set forth in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 24, 2025, including any amendment or report filed with the Commission for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating, in each case, any documents or information that the Registrant is deemed to furnish and not file in accordance with Commission rules.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The validity of the shares of common stock registered hereby has been passed upon for the Registrant by Marc D. Rome, Senior Vice President, General Counsel and Corporate Secretary of the Registrant. As of May 18, 2026, Mr. Rome beneficially owned 1,683 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Registrant’s Restated Certificate of Incorporation and Article 6 of the Registrant’s Amended and Restated Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies that insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit
No.	Description
4.1
Restated Certificate of Incorporation of Clearwater Paper Corporation, effective as of May 7, 2026 (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 12, 2026).

4.2
Amended and Restated Bylaws of Clearwater Paper Corporation, effective as of May 8, 2026 (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on May 12, 2026).

4.3
Indenture, dated as of August 18, 2020, by and among Clearwater Paper Corporation, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on August 18, 2020).

4.3(i)
Form of 4.750% Senior Notes due 2028 (included as Exhibit A to the Indenture filed as Exhibit 4.3) (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on August 18, 2020).

5.1*	Opinion of Marc D. Rome, Senior Vice President, General Counsel and Corporate Secretary.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Marc D. Rome, Senior Vice President, General Counsel and Corporate Secretary (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page hereto).
99.1	Clearwater Paper Corporation 2026 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 12, 2026).
99.2
Clearwater Paper Corporation-Form of Performance Share Agreement, to be used with Clearwater Paper Corporation 2026 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 12, 2026).

99.3
Clearwater Paper Corporation-Form of Restricted Stock Unit Agreement (Ratable Vesting), to be used with the Clearwater Paper Corporation 2026 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 12, 2026).

99.4
Clearwater Paper Corporation-Form of Restricted Stock Unit Agreement (Cliff Vesting), to be used with the Clearwater Paper Corporation 2026 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on May 12, 2026).

107.1*	Filing Fee Table.
* Filed herewith.

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on May 18, 2026.
CLEARWATER PAPER CORPORATION
By: /s/ Arsen S. Kitch
Arsen S. Kitch
President and Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arsen S. Kitch, Sherri J. Baker and Marc D. Rome, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Arsen S. Kitch	President, Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2026
Arsen S. Kitch
/s/ Sherri J. Baker	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	May 18, 2026
Sherri J. Baker
/s/ Rebecca A. Barckley	Vice President, Corporate Controller (Principal Accounting Officer)	May 18, 2026
Rebecca A. Barckley
/s/ Alexander Toeldte	Director and Chair of the Board	May 18, 2026
Alexander Toeldte
/s/ John J. Corkrean	Director	May 18, 2026
John J. Corkrean
/s/ Jeanne M. Hillman	Director	May 18, 2026
Jeanne M. Hillman
/s/ Joe W. Laymon	Director	May 18, 2026
Joe W. Laymon
/s/ Ann C. Nelson	Director	May 18, 2026
Ann C. Nelson
/s/ John P. O’Donnell	Director	May 18, 2026
John P. O’Donnell
/s/ Christine M. Vickers Tucker	Director	May 18, 2026
Christine M. Vickers Tucker